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Exhibit 99:

Gaithersburg, Maryland -- March 4, 1998: Oncormed, Inc. (AMEX: ONM - news) today announced that it has completed a $3 million equity financing through a private placement of convertible preferred stock to certain investors. The Company intends to use the net proceeds of this financing for working capital and other general corporate purposes.

The preferred stock is convertible into the Company's common stock at a conversion price to be determined based on either the closing bid price of the Common Stock as of February 26, 1998 or the closing bid price of the Company's Common Stock at the time of such conversion. The convertible preferred stock may be redeemed at the option of the investors in certain circumstances. In addition, in connection with the transaction, the Company has issued to the investors warrants to purchase shares of common stock.

Subject to certain conditions, the Company and the investors each have the right to increase the aggregate amount of the equity financing by an additional $3 million (for an aggregate investment of $6 million).

Oncormed intends to file a registration statement on Form S-3 with the Securities and Exchange Commission in order to register the common stock underlying the convertible preferred stock and the warrants sold in the transaction, and the common stock issuable as dividends on the preferred stock. The Company intends to file a Form 8-K in connection with this transaction.

Oncormed (http://www.oncormed.com) is a genomics services company that characterizes genes to establish their clinical relevancy and provides molecular profiling of patients for pharmacogenomic and therapeutic purposes. The Company's mission is to accelerate the translation of cancer-related genetic discoveries into clinically-useful products and services through strategic collaborations with pharmaceutical, genomic and biotechnology companies.

This news release contains statements of a forward-looking nature relating to the future financial performance of Oncormed. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors which could cause actual results to differ materially from those indicated by such forward-looking statements, including the matters set forth in the Company's Annual Report for the year ended December 31, 1996 on Form 10-K filed with the Securities and Exchange Commission and in the Company's other reports and documents filed from time to time with the Securities and Exchange Commission.


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